CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the registration statement (No. 333-169933) on Form S-3 of China Housing & Land Development, Inc. and Subsidiaries (the “Company”) of our reports dated March 14, 2011, with respect to the  consolidated balance sheets of the Company as at December 31, 2010 and 2009 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the three years ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of China Housing & Land Development, Inc. and Subsidiaries.

Signed:  “MSCM LLP”

/s/ MSCM LLP

Toronto, Canada
March 14, 2011